[Letterhead of Baum & Company, P.A.]


September 3, 2008

Securities and Exchange Commission
100 F Street NE
Washington DC 20549

Gentlemen:

We have read and agree with the comments contained in Item 4 to Form 8-K of Pricester.com, Inc., dated September 3, 2008, as they relate to our firm. We did not consent to the previous filed Form 8-K dated August 22, 2008.

/s/Baum & Company, P.A.
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Baum & Company, P.A.